Exhibit 99.1

For Immediate Release April 22, 2004 Listed: TSX, NYSE	Symbol: POT

PotashCorp Posts Solid First-Quarter Earnings of $0.94 per Diluted Share

Saskatoon, Saskatchewan — With improved prices in nitrogen and potash, Potash Corporation of Saskatchewan Inc. (PotashCorp) reported first-quarter earnings of $50.7 million or $0.94 per diluted share. This is $0.88 higher than last year’s first-quarter earnings of $0.06 per diluted share and above the company’s first-quarter earnings guidance of $0.60 to $0.80 per share. The Canadian dollar was weaker than expected compared to earnings guidance, and that, along with a slightly lower tax rate assumption, contributed approximately $0.10 per share.

Gross margin of $124.0 million for the quarter was more than 50 percent above the $81.1 million in the first quarter last year. Potash, the cornerstone of the company’s business and the basis for its long-term strategy, provided the greatest contribution with gross margin of $66.7 million, up $17.3 million over the $49.4 million in the first quarter of 2003. Nitrogen gross margin showed the biggest quarter-over-quarter improvement, contributing $58.2 million or nearly twice the $29.8 million in the same quarter of 2003. Conditions in phosphate continued to be a challenge as this sector of the company showed negative gross margin of $0.9 million in the first quarter of this year compared to last year’s $1.9 million contribution.

Cash flow prior to working capital changes1 increased 49 percent quarter over quarter, from $85.2 million to $126.9 million. Cash from operating activities was up more than 200 percent quarter over quarter, from $44.1 million to $134.3 million.

“After a lengthy down cycle for fertilizer, we are seeing the inevitable rebound as demand grows for our products, which are essential for global food production,” said Bill Doyle, President and Chief Executive Officer of PotashCorp. “We are in an excellent position to capitalize on this upside with our excess capacity in potash complemented by our ability to produce nitrogen with low-cost gas in Trinidad and specialty phosphate products from our high-quality ore body in North Carolina.”

Market Conditions

Market conditions in the fertilizer industry continue to improve as the world’s grain inventories as a percentage of consumption are reaching the lowest levels on record. That is driving up prices for many crop commodities. Palm oil, rubber, coffee, wheat, corn and soybeans are showing year-over-year improvement, which encourages more planted acreage and higher application rates. While markets are more buoyant, the fertilizer industry is contending with logistical challenges created by high ocean freight rates and a surge in rail demand.

Potash Operations

The rise in gross margin in potash is a result of higher prices in the domestic market and increased offshore volumes. First-quarter domestic volumes were down 6 percent compared to last year’s same quarter for two reasons: orders were filled in the fourth quarter of 2003 in advance of price increases, and the company refused to participate in low-priced barge movement on the Mississippi River. Rail issues also restricted movement to the port in Vancouver, although offshore volumes still grew by 12 percent, led by strong shipments to China, Indonesia and Malaysia.

Domestic prices continued their upward trend. Realized prices in North America were up 7 percent from the trailing quarter and more than 25 percent over the first quarter last year. Although offshore prices are also up, the benefit to PotashCorp was eroded by the increase in ocean freight rates. For the quarter, the company’s realized prices were flat with the trailing quarter and down 4 percent over the same quarter in 2003.

Lower natural gas prices and higher operating rates positively affected costs per tonne, but this was offset by a stronger Canadian dollar relative to last year’s first quarter. As a result, cost of sales on a per-tonne basis was flat compared to the same quarter last year. The improved results also reflect a significantly lower loss from PCS Yumbes ($0.3 million margin loss in the first quarter of 2004 compared to $5.2 million loss in the first quarter of 2003) as the company liquidates inventory in preparation for closing the sale to SQM later this year.

Phosphate Operations

In phosphate, specialty products continued to show their value as industrial products contributed $9.5 million gross margin in this year’s first quarter. However, this was more than offset by gross margin losses in the other phosphate products, primarily due to higher costs. Increased sulfur prices reduced gross margin by approximately $3.5 million and higher ammonia prices had a negative affect of approximately $11.4 million quarter over quarter. Phosphate rock costs were flat compared to last year’s same quarter.

Phosphate prices were up in all products except liquids, which were down 6 percent quarter over quarter. Sales volumes for liquid fertilizers were down 23 percent as dealers bought in the fall for this year’s spring season. Although prices for solid fertilizers improved the most (22 percent), higher input costs more than offset the increase. Solid fertilizer sales volumes were up significantly as the company sold nearly 100,000 more tonnes into the offshore market. Feed prices, up 5 percent over last year’s same quarter, were more than offset by lower sales volumes as the industry faced decreased demand due to tightening feed formulations and an abundance of meat and bone meal resulting from restricted exports due to BSE and the avian influenza. Industrial volumes were up 19 percent compared to last year’s same quarter and prices were up 3 percent due to the combination of more product available from the expansion at Aurora and the virtual disappearance of imports.

Nitrogen Operations

PotashCorp benefited from its ability to produce nitrogen with low-cost gas in Trinidad as ammonia prices rose to record levels in February and gross margin expanded to $58.2 million from $29.8 million in last year’s same quarter. Nearly 60 percent of this year’s gross margin came from Trinidad with the remainder from the company’s US facilities, which included a natural gas hedging gain of $10.5 million. On a comparative basis, the hedging gain was $27.0 million in last year’s same quarter.

Overall sales volumes were down 19 percent compared to the first quarter of 2003, due to the decision to keep production shut down at Memphis and Geismar as well as a 25,000 tonne ammonia outage at Trinidad in the first quarter of 2004. The continued shutdowns resulted in a 60 percent reduction in nitrogen solutions sales volumes and a 39 percent decline of urea compared to last year’s same quarter. Prices were up from both last year’s first quarter and from the trailing quarter. On a year-over-year basis, prices were up by 36 percent with ammonia leading the way (up 48 percent). Costs, however, also increased as the company’s average price for natural gas rose by 26 percent.

Financial

During the quarter, the Canadian dollar weakened compared to the US dollar, contributing a $4.3 million foreign exchange gain. The remainder of the gain arose from locking in US dollar receivables. In the first quarter of 2003, the Canadian dollar strengthened, negatively affecting our foreign exchange translation by $16.9 million.

Provincial mining and other resource taxes were higher than anticipated due to greater profitability per tonne, however, they were lower than last year’s same quarter as the company benefited from changes to the potash profits tax in Saskatchewan. These changes have allowed the company to begin expanding capacity at Rocanville while also increasing granular production.

PotashCorp’s overall income tax rate has been revised down slightly to 33 percent from 35 percent and the current/future split is now expected to be 40/60 rather than 25/75. These revisions reflect revised estimates of the sources of income for the year.

Year over year, selling and administrative expenses rose due to the recording of stock option expenses. In this year’s first quarter, the company chose to begin disclosing its freight and transportation costs on its income statement. Previously, these expenses were netted against sales. It should be noted that offshore freight and transportation for potash from Saskatchewan is a Canpotex expense and is therefore not included in the freight and transportation numbers.

Outlook

Solid fundamentals for fertilizer are creating optimism. Potash demand is robust. Canpotex, the industry’s offshore marketing agency, expects to ship record volumes this year with PotashCorp being the greatest beneficiary. If achieved, these higher volumes would lower production costs, expanding margins. The rise in ocean freight rates has begun to ease while potash pricing continues to improve. By the end of the first quarter, offshore potash price increases were finally outpacing freight increases, which should result in higher realized offshore prices for the company. Along with anticipated price increases in North America, this should propel potash earnings upward.

In nitrogen, prices fell back by the end of the first quarter and the traditional relationship between natural gas and ammonia prices returned. Current high gas prices are expected to lead to the shutdown of some North American capacity. That would tighten supply/demand and create room for nitrogen price increases. From April to December 2004, the company is approximately 75 percent hedged at $2.30 per MMBtu. At current gas prices, the 2004 hedge portfolio is valued at approximately $30.0 million.

Phosphate fertilizers are expected to remain under pressure, as India and China continue to build their domestic industries and limit imports from the United States. Following the pattern of the past few years, this will reduce trade and increase competition from other world suppliers. This will continue to keep DAP prices under pressure although lower ammonia prices will help on the cost side. Until DAP operating rates improve, phosphate will remain a challenging business. Positive resolution of the phosphoric acid negotiations currently in progress in India could improve liquid fundamentals. The continued absence of imports and expected growth in the world economy should keep demand strong for industrial products. In feed, DFP is showing promise with the closure of a competitor, making way for higher volumes.

The company’s earnings guidance for the year of $2.70 to $3.50 per share remains unchanged. This assumes a Canadian dollar exchange rate of 1.2924, which was the rate in effect at December 31, 2003. Assuming this flat exchange rate, PotashCorp anticipates earnings of $0.70 to $0.90 per share for the second quarter, noting that the current exchange rate is approximately 1.36. Factors that could result in second-quarter earnings being at the lower or upper end of the range include changes in ocean freight rates, potash consumption trends, input prices for sulfur and natural gas, and product prices for DAP and nitrogen.

Conclusion

Doyle concluded by saying, “PotashCorp’s activities in 2003 were designed to position the company for growth as the fertilizer sector emerged from its down cycle. The impact of those decisions became evident with the improved performance of the company in the first quarter. As we move forward at PotashCorp, we expect to use our unmatched excess capacity in potash to capture growth in consumption while reducing our production cost per tonne. In addition, our recent investment in Arab Potash Company (APC) should assist us in co-ordinating shipments based on proximity to markets, allowing us to lower costs on a delivered basis. Our low-cost nitrogen production in Trinidad and specialty products in phosphate should continue to augment our potash activities, adding to the profitability of the company.”

Notes

The company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

1     See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2003 and in filings with the U.S. Securities and Exchange Commission. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:               (306) 933-8521
Fax:                   (306) 933-8844
E-mail:              corporate.relations@potashcorp.com
Web Site:          www.potashcorp.com

PotashCorp will host a conference call on Thursday, April 22, 2004 at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)

	March 31,	December 31,
	2004	2003

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$11.2	$4.7
Accounts receivable	272.1	305.0
Inventories	420.5	395.2
Prepaid expenses	40.3	29.0

	744.1	733.9

Property, plant and equipment	3,074.3	3,108.1
Other assets	623.1	628.3
Goodwill	97.0	97.0

	$4,538.5	$4,567.3

Liabilities
Current liabilities
Short-term debt	$57.9	$176.2
Accounts payable and accrued charges	392.7	380.3
Current portion of long-term debt	1.3	1.3

	451.9	557.8

Long-term debt	1,268.4	1,268.6
Future income tax liability	496.3	484.2
Accrued post-retirement/post-employment benefits	200.0	194.5
Accrued reclamation costs and asset retirement obligations	82.4	81.3
Other non-current liabilities and deferred credits	5.9	7.1

	2,504.9	2,593.5

Shareholders’ Equity
Share capital	1,265.6	1,245.8
Unlimited authorization of common shares without par value; issued and outstanding 53,398,713 and 53,112,216 at March 31, 2004 and December 31, 2003, respectively
Contributed surplus	268.0	265.2
Retained earnings	500.0	462.8

	2,033.6	1,973.8

	$4,538.5	$4,567.3

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

		Three Months Ended
		March 31
		2004	2003

	Sales	$728.4	$661.8
Less:	Freight	58.1	64.4
	Transportation and distribution	23.0	23.0
	Cost of goods sold	523.3	493.3

	Gross Margin	124.0	81.1

	Selling and administrative	26.2	23.7
	Provincial mining and other taxes	15.1	18.1
	Provision for plant shutdowns	—	2.2
	Foreign exchange (gain) loss	(8.2)	16.9
	Other income	(6.9)	(4.5)

		26.2	56.4

	Operating Income	97.8	24.7
	Interest Expense	22.1	19.4

	Income Before Income Taxes	75.7	5.3
	Income Taxes (Note 6)	25.0	2.1

	Net Income	50.7	3.2
	Retained Earnings, Beginning of Period	462.8	641.4
	Dividends	(13.5)	(13.0)

	Retained Earnings, End of Period	$500.0	$631.6

	Net Income Per Share (Note 7)
	Basic	$0.95	$0.06
	Diluted	$0.94	$0.06

	Dividends Per Share	$0.25	$0.25

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2004	2003

Operating Activities
Net income	$50.7	$3.2

Items not affecting cash
Depreciation and amortization	59.7	59.0
Stock-based compensation	2.8	—
Foreign exchange on future income tax	(2.9)	11.8
Provision for future income tax	15.0	2.1
Share of earnings of equity investees	(3.8)	(2.3)
Provision for post-retirement/post-employment benefits	5.5	11.0
Accrued reclamation costs and asset retirement obligations	1.1	0.3
Other non-current liabilities and deferred credits	(1.2)	0.1

Subtotal of items not affecting cash	76.2	82.0

Changes in non-cash operating working capital
Accounts receivable	32.9	(50.3)
Inventories	(26.6)	(27.9)
Prepaid expenses	(11.3)	(5.9)
Accounts payable and accrued charges	9.5	54.7
Current income taxes	2.9	(11.7)

Subtotal of changes in non-cash operating working capital	7.4	(41.1)

Cash provided by operating activities	134.3	44.1

Investing Activities
Additions to property, plant and equipment	(16.4)	(17.0)
Proceeds from disposal of (additions to) other assets	0.8	(8.4)

Cash used in investing activities	(15.6)	(25.4)

Cash before financing activities	118.7	18.7

Financing Activities
Proceeds from long-term debt	—	250.0
Repayment of long-term debt	(0.2)	(0.2)
Repayment of short-term debt	(118.3)	(208.8)
Dividends	(13.5)	(13.0)
Issuance of shares	19.8	0.5

Cash (used in) provided by financing activities	(112.2)	28.5

Increase in Cash and Cash Equivalents	6.5	47.2
Cash and Cash Equivalents, Beginning of Period	4.7	24.5

Cash and Cash Equivalents, End of Period	$11.2	$71.7

Supplemental cash flow disclosure
Interest paid	$13.4	$1.4
Income taxes paid	$6.2	$15.9

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

1.	Significant Accounting Policies

The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“GAAP”). The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2003 annual consolidated financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

In 2003, the company approved plans to restructure certain operations. Those plans required significant estimates to be made of: (i) the recoverability of the carrying value of certain assets based on their capacity to generate future cash flows, and (ii) employee termination, contract termination and other exit costs. Because restructuring activities are complex processes that can take several months to complete, they involve periodically reassessing estimates. As a result, the company may have to change originally reported estimates as actual payments are made or activities are completed.

2.	Changes in Accounting Policy

Sources of GAAP

Effective January 1, 2004, the company prospectively adopted new accounting requirements of the Canadian Institute of Chartered Accountants (“CICA”) as issued in Section 1100, “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with GAAP and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP. In light of the new Section 1100 provisions, the company reviewed the application of its accounting policies and changed the consolidated financial statement presentation of sales revenue, freight costs and transportation and distribution expenses, without any effect on gross margin or net income. All comparative information has been appropriately reclassified.

In prior years, the company reported sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution) net of related freight, transportation and distribution expenses. The company now reports sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution), freight costs, and transportation and distribution expenses as separate line items on the Consolidated Statements of Operations and Retained Earnings.

Asset Retirement Obligations

On January 1, 2004, the company adopted CICA Section 3110, “Accounting for Asset Retirement Obligations”, which requires the company to record an asset and related liability for the costs associated with the retirement of long-lived tangible assets when a legal liability to retire such assets exists. This includes obligations incurred as a result of acquisition, construction, or normal operation of a long-lived asset. The provisions of Section 3110 require the asset retirement obligation to be recorded at fair value at the time the liability is incurred. Accretion expense is recognized as an operating expense using the credit-adjusted risk-free interest rate in effect when the liability was recognized. The associated asset retirement obligations are capitalized as part of the carrying amount of the long-lived asset and depreciated over the estimated remaining useful life of the asset. The company has recorded asset retirement obligations primarily associated with certain closure, reclamation, and restoration costs for its potash and phosphate operations.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

The adoption of Section 3110 did not have a significant effect on the results of operations or financial position of the company. Had the provisions of Section 3110 been applied as of January 1, 2003, the pro forma effects for the year ended December 31, 2003 on net loss would not have been material. As required under the standard, the company will make periodic assessments as to the reasonableness of its asset retirement obligation estimates and revise those estimates accordingly. The respective asset and liability balances will be adjusted, which will correspondingly increase or decrease the amounts expensed in future periods.

Hedging Relationships

Effective January 1, 2004, the company adopted the CICA accounting guideline on hedging relationships. This guideline sets out the criteria that must be met in order to apply hedge accounting for derivatives and is based on many of the principles outlined in the US standards relating to derivative instruments and hedging activities. Specifically, the guideline provides detailed guidance on the identification, designation, documentation and effectiveness of hedging relationships, for purposes of applying hedge accounting, and the discontinuance of hedge accounting. Income and expenses on derivative instruments designated and qualifying as hedges under this guideline are recognized in earnings in the same period as the related hedged item. Ineffective hedging relationships and hedges not designated in a hedging relationship are carried at fair value on the Consolidated Statement of Financial Position and subsequent changes in their fair value are recorded in earnings. The adoption of this accounting guideline did not have a material impact on the consolidated financial statements for the quarter.

3.	Long-term Debt

In January and February 2004, the company entered into interest rate swap contracts that effectively converted a notional amount of $300.0 of fixed rate debt (due 2011) into floating rate debt based on LIBOR rates. Net settlements on the swap instruments are recorded as adjustments to interest expense. The company did not enter into any interest rate swap contracts in 2003.

4.	Provision for Plant Shutdowns

Memphis and Geismar Nitrogen Operations

In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The plants have not been re-started since that time.

The company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits in the third quarter of 2003. The number of employees terminated as a result of the shutdowns was 187, of which 185 had left the company as of March 31, 2004. The company has made payments relating to the terminations totaling $3.5. All remaining workforce reduction costs pertaining to the 187 employees are expected to be paid by December 31, 2004.

In connection with the shutdowns, management had determined that the carrying amounts of the long-lived assets at the Memphis and Geismar nitrogen facilities were not fully recoverable, and an impairment loss of $101.6, equal to the amount by which the carrying amount of the facilities’ asset groups exceeded their respective fair values, was recognized. Of the total impairment charge, $100.6 related to property, plant and equipment and $1.0 related to other assets. As part of its review, management also wrote-down certain parts inventories at these plants in the amount of $12.4.

In addition to the costs described above, management expects to incur other shutdown-related costs of approximately $11.1 and nominal annual expenditures for site security and other maintenance costs. These amounts have not been recorded in the consolidated financial statements as of March 31, 2004. Such costs will be recognized and recorded in the period in which they are incurred.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

Kinston Phosphate Feed Plant

The phosphate feed plant at Kinston, North Carolina ceased operations in the first quarter of 2003. In that quarter, the company recorded $0.6 for costs of special termination benefits for Kinston employees, $0.3 for parts inventory write-downs, and $1.3 for long-lived asset impairment charges. In lieu of full plant closure, the company continued to operate the facility as a warehouse. In the third quarter of 2003, company management determined that the cost of operating Kinston as a stand-alone warehouse was uneconomical. This decision triggered a further review by management of the carrying amounts of the plant’s long-lived assets. As a result of this review, management determined that the carrying amounts of the long-lived assets were not recoverable, and an additional impairment charge of $2.7, equal to the amount by which the carrying amount of the plant’s long-lived assets exceeded their fair value, was recognized.

No additional costs were incurred in connection with the plant shutdowns in the first quarter of 2004. The following table summarizes, by reportable segment, the total amount of costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative
	Costs Incurred	Total Expected
	to Date	to be Incurred

Nitrogen Segment
Employee termination and related benefits	$4.8	$4.8
Write-down of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	11.1

	118.8	129.9

Phosphate Segment
Employee termination and related benefits	0.6	0.6
Write-down of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$134.8

The following table summarizes, by reportable segment, the costs accrued as of March 31, 2004 in connection with the plant shutdowns described above:

	Accrued Balance		Accrued Balance
	December 31,	Cash	March 31,
	2003	Payments	2004

Nitrogen Segment
Employee termination and related benefits	$2.1	$(0.8)	$1.3

Phosphate Segment
Employee termination and related benefits	0.5	(0.1)	0.4

	$2.6	$(0.9)	$1.7

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as at March 31, 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

5.	Provision for PCS Yumbes S.C.M.

In November 2003, the company entered into a share purchase agreement with Sociedad Quimica y Minera de Chile S.A. (“SQM”), whereby SQM is to acquire the shares of PCS Yumbes for an aggregate purchase price of $35.0, subject to adjustments. Under the terms of the share purchase agreement, and prior to the sale closing, PCS Yumbes will continue to operate the facility and expeditiously liquidate the inventory of nitrates. All other working capital is to be fully realized or discharged (as applicable) by the company prior to the close. It is expected that closing will occur no later than the end of 2004.

In 2003, management conducted an assessment of the recoverability of the long-lived assets of the PCS Yumbes operations. As a result of its review, management determined that the carrying amounts of PCS Yumbes’ long-lived assets were not recoverable and recorded an impairment charge of $77.4, equal to the amount by which the carrying amount of the asset group exceeded fair value. Of the total impairment charge, $13.0 related to property, plant and equipment, $63.9 related to deferred pre-production costs, and $0.5 related to deferred acquisition costs. As part of the review, management also wrote-down certain non-parts inventory by $50.2 due to the need to liquidate all inventories that would not be transferred to SQM under the agreement.

The company plans to eliminate all employee positions at PCS Yumbes by December 31, 2004 and has recorded a provision of $1.8 pertaining to contractual termination benefits to be paid, primarily under Chilean law. As of March 31, 2004, 124 of the employees had left the company. The remaining 100 employees are expected to leave the company by December 31, 2004, and all remaining workforce reduction costs are expected to be paid by that date.

The company had incurred early termination penalties in respect of certain PCS Yumbes contractual arrangements. The company recorded a provision of $11.1 in the third quarter of 2003 for these contract termination costs and $0.5 remained to be paid at March 31, 2004.

No costs were incurred in connection with the above in the first quarter of 2004. The following table summarizes the total amount of costs incurred to date and the total costs expected to be incurred in connection with PCS Yumbes:

	Cumulative
	Costs Incurred	Total Expected
	to Date	to be Incurred

Potash Segment
Contract termination costs	$11.1	$11.1
Employee termination and related benefits	1.8	1.8
Write-down of non-parts inventory	50.2	50.2
Asset impairment charges	77.4	77.4

	$140.5	$140.5

The following table summarizes the costs accrued as of March 31, 2004 in connection with PCS Yumbes as described above:

	Accrued Balance			Accrued Balance
	December 31,	Cash		March 31,
	2003	Payments	Adjustments	2004

Potash Segment
Contract termination costs	$0.6	$(0.1)	$—	$0.5
Employee termination and related benefits	1.2	(0.1)	(0.2)	0.9

	$1.8	$(0.2)	$(0.2)	$1.4

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as at March 31, 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

6.	Income Taxes

The company’s consolidated income tax rate for the current period approximates 33 percent. In the first quarter of 2003, this rate approximated 40 percent. The decrease in rate is due primarily to the impact of Saskatchewan resource tax incentives and changes to the federal resource allowance, plus the scheduled federal statutory rate reduction.

7.	Net Income per Share

Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2004 of 53,343,000 (2003 — 52,089,000). Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period. For periods in which there was a loss applicable to common shares, stock options with exercise prices at or below the average market price for the period were excluded for the calculations of diluted loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share. Weighted average shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2004 were 54,023,000 (2003 — 52,312,000).

8.	Segment Information

The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms which approximate market prices.

	Three Months Ended March 31, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$223.7	$217.6	$287.1	$—	$728.4
Freight	33.5	15.7	8.9	—	58.1
Transportation and distribution	8.7	5.3	9.0	—	23.0
Net sales — third party	181.5	196.6	269.2	—
Cost of goods sold	114.8	197.5	211.0	—	523.3
Gross margin	66.7	(0.9)	58.2	—	124.0
Depreciation and amortization	16.9	20.5	19.9	2.4	59.7
Inter-segment sales	2.9	3.1	21.8	—

	Three Months Ended March 31, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$201.2	$191.1	$269.5	$—	$661.8
Freight	32.7	17.9	13.8	—	64.4
Transportation and distribution	8.0	4.8	10.2	—	23.0
Net sales — third party	160.5	168.4	245.5	—
Cost of goods sold	111.1	166.5	215.7	—	493.3
Gross margin	49.4	1.9	29.8	—	81.1
Depreciation and amortization	15.3	18.6	23.2	1.9	59.0
Inter-segment sales	2.4	2.7	11.6	—

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

9.	Stock-based Compensation

The company has two stock option plans. Prior to 2003, the company applied the intrinsic value based method of accounting for the plans.

Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified, or settled after January 1, 2003. Prospective application of the fair value method did not have an impact on the first three fiscal quarters of 2003 since the company did not grant any options during those periods. Since the company’s stock option awards vest over two years, the compensation cost included in the determination of net income for the first quarter of 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income (loss) and net income (loss) per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

		Three Months Ended
		March 31

		2004	2003

Net Income — as reported		$50.7	$3.2
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	2.2	—
Less:	Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3.2)	(3.7)

Net Income (Loss) — pro forma(1)		$49.7	$(0.5)

(1)     Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic Net Income Per Share — as reported	$0.95	$0.06
Basic Net Income (Loss) Per Share — pro forma	$0.93	$(0.01)

Diluted Net Income Per Share — as reported	$0.94	$0.06
Diluted Net Income (Loss) Per Share — pro forma	$0.92	$(0.01)

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected dividend	$1.00	$1.00	$1.00
Expected volatility	27%	32%	32%
Risk-free interest rate	4.06%	4.13%	4.54%
Expected life of options	8 years	8 years	8 years
Expected forfeitures	16%	10%	10%

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

10.	Post-retirement/Post-employment Expenses

Pension Plans

	Three Months Ended
	March 31

	2004	2003

Service cost	$3.5	$3.0
Interest cost	7.5	7.4
Expected return on plan assets	(8.4)	(7.6)
Amortization of net loss	1.1	1.3

Net expense	$3.7	$4.1

Other Post-retirement Plans

	Three Months Ended
	March 31

	2004	2003

Service cost	$1.4	$1.4
Interest cost	3.5	3.2
Amortization of net loss	0.4	0.5

Net expense	$5.3	$5.1

Pension plan contributions to be paid by the company during 2004 are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2003.

11.	Comparative Figures

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

Three Months Ended
March 31
2004	2003

(unaudited)	(unaudited)
Potash Operating Data
Production (KCl Tonnes — thousands)	2,102	1,928
Shutdown weeks	3.2	6.8
Sales (tonnes — thousands)
North America	782	829
Offshore	1,166	1,039

1,948	1,868

Potash Net Sales
(US $ millions)
Sales	$223.7	$201.2
Less:	Freight	33.5	32.7
Transportation and distribution	8.7	8.0

Net Sales	$181.5	$160.5

North America	$74.1	$62.4
Offshore	91.3	84.5

Potash Subtotal	165.4	146.9
Miscellaneous	16.1	13.6

$181.5	$160.5

Potash Average Net Sales Price per MT
North America	$94.76	$75.31
Offshore	$78.29	$81.31

$84.91	$78.65

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	443	439
P2O5 Operating Rate	78%	71%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	136	176
Fertilizer — Solid Phosphates	355	234
Feed	207	232
Industrial	145	122

843	764

North America sales tonnes	669	682
Offshore sales tonnes	174	82

843	764

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

Three Months Ended
March 31
2004	2003

(unaudited)	(unaudited)
Phosphate Net Sales
(US $ millions)
Sales	$217.6	$191.1
Less:	Freight	15.7	17.9
Transportation and distribution	5.3	4.8

Net Sales	$196.6	$168.4

Fertilizer — Liquid Phosphates	$30.7	$42.0
Fertilizer — Solid Phosphates	71.4	38.5
Feed	44.4	47.5
Industrial	47.8	39.1
Miscellaneous	2.3	1.3

$196.6	$168.4

North America net sales	$163.6	$154.4
Offshore net sales	33.0	14.0

$196.6	$168.4

Phosphate Average Net Sales Price per MT
Fertilizer — Liquid Phosphates	$225.36	$239.39
Fertilizer — Solid Phosphates	$200.91	$164.54
Feed	$215.18	$204.43
Industrial	$329.71	$320.92

$233.31	$220.41

North America average price per MT	$240.96	$226.39
Offshore average price per MT	$190.36	$170.73

$233.31	$220.41

Nitrogen Operating Data
Production (N Tonnes — thousands)	635	715
Average Natural Gas Cost per MMBtu	$3.69	$2.92
Sales (tonnes — thousands)
Manufactured Product
Ammonia	412	433
Urea	255	418
Nitrogen Solutions	77	194
Nitric acid/Ammonium nitrate	356	355

Manufactured Product	1,100	1,400
Purchased Product	153	155

1,253	1,555

Fertilizer sales tonnes	491	675
Feed/Industrial sales tonnes	762	880

1,253	1,555

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

Three Months Ended
March 31
2004	2003

(unaudited)	(unaudited)
Nitrogen Net Sales
(US $ millions)
Sales	$287.1	$269.5
Less:	Freight	8.9	13.8
Transportation and distribution	9.0	10.2

Net Sales	$269.2	$245.5

Manufactured Product
Ammonia	$111.7	$79.0
Urea	55.0	73.0
Nitrogen Solutions	10.6	20.5
Nitric acid/Ammonium nitrate	46.7	38.8
Miscellaneous	4.7	4.3

Net Sales Manufactured Product	228.7	215.6
Net Sales Purchased Product	40.5	29.9

$269.2	$245.5

Fertilizer net sales	$104.3	$101.8
Feed/Industrial net sales	164.9	143.7

$269.2	$245.5

Nitrogen Average Net Sales Price per MT
Ammonia	$270.77	$182.37
Urea	$215.84	$174.66
Nitrogen Solutions	$136.59	$105.96
Nitric acid/Ammonium nitrate	$131.34	$109.37

Manufactured Product	$207.78	$154.04
Purchased Product	$265.65	$193.18

$214.82	$157.94

Fertilizer average price per MT	$212.27	$151.10
Feed/Industrial average price per MT	$216.46	$163.17

$214.82	$157.94

Exchange Rate (Cdn$/US$)

	2004	2003

December 31		1.2924
March 31	1.3105	1.4693
First-quarter average conversion rate	1.3126	1.5376

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, free cash flow, and cash flow prior to working capital changes are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the company’s financial performance using the same measures used by the company’s management. The company’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA

Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2004	2003

Net income	$50.7	$3.2
Income taxes	25.0	2.1
Interest expense	22.1	19.4
Depreciation and amortization	59.7	59.0

EBITDA	$157.5	$83.7

EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization. The company uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations.

As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such costs through other financial measures such as capital expenditures, and cash flow provided by operating activities. The company also believes that this measurement is used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended
	March 31
	2004	2003

Cash flow prior to working capital changes[1]	$126.9	$85.2

Changes in non-cash operating working capital
Accounts receivable	32.9	(50.3)
Inventories	(26.6)	(27.9)
Prepaid expenses	(11.3)	(5.9)
Accounts payable and accrued charges	9.5	54.7
Current income taxes	2.9	(11.7)

Changes in non-cash operating working capital	7.4	(41.1)

Cash provided by operating activities	$134.3	$44.1

Free cash flow[2]	$111.3	$59.8
Additions to property, plant and equipment	16.4	17.0
Additions to other assets	(0.8)	8.4
Changes in non-cash operating working capital	7.4	(41.1)

Cash provided by operating activities	$134.3	$44.1

1     The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

2     The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and additions to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.